================================================================================

                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement           [ ]   Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule l4a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        MARKETING SPECIALISTS CORPORATION
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

================================================================================

                       MARKETING SPECIALISTS CORPORATION
                     17855 NORTH DALLAS PARKWAY, SUITE 200
                              DALLAS, TEXAS 75287

June 16, 2000

Dear Stockholder:

     We cordially invite you to attend the Annual Meeting of Stockholders of Marketing Specialists Corporation to be held on Wednesday, June 28, 2000, at 10:00 a.m., at Hotel Intercontinental, 15201 North Dallas Parkway, Dallas, Texas 75248.

     The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.

     We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible.

     If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request.

     We appreciate your confidence in Marketing Specialists and look forward to the chance to visit with you at the meeting.

                                          Very truly yours,

                                          MARKETING SPECIALISTS CORPORATION

                                                /s/ RONALD D. PEDERSEN
                                          --------------------------------------
                                                   Ronald D. Pedersen,
                                                  Chairman of the Board

                       MARKETING SPECIALISTS CORPORATION
                     17855 NORTH DALLAS PARKWAY, SUITE 200
                              DALLAS, TEXAS 75287

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     YOU ARE GIVEN NOTICE that an Annual Meeting of the Stockholders of Marketing Specialists Corporation (the "Company" or "Marketing Specialists") will be held on Wednesday, June 28, 2000, at 10:00 a.m., at Hotel
Intercontinental, 15201 North Dallas Parkway, Dallas, Texas 75248.

     The meeting is called:

          1. To elect three members of the Marketing Specialists Board of Directors (the "Board") to serve as successor Class I directors until the 2001 annual meeting of stockholders and until their successors are duly elected and qualified, to elect three members of the Board to serve as successor Class II directors until the 2002 annual meeting of stockholders and until their successors are duly elected and qualified and to elect two members of the Board to serve as Class III directors until the 2003 annual meeting of stockholders and until their successors are duly elected and qualified.

          2. To ratify the appointment of Arthur Andersen, LLP as the Company's independent accountants for 2000.

          3. To approve an amendment to the Company's 1998 Stock Option and Incentive Plan to increase the aggregate number of shares available for issuance thereunder.

          4. To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

     You are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting if you owned shares of Marketing Specialists common stock at the close of business on June 14, 2000. A list of the stockholders entitled to vote will be available for your review at the meeting and, for the ten days before the meeting during normal business hours, at the offices of the Company.

     All stockholders are cordially invited to attend the Annual Meeting. To ensure your representation at the meeting, we urge you to complete, date, sign and return the enclosed proxy as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the Annual Meeting, you may vote in person even if you have already returned a proxy. If you have any questions regarding the Annual Meeting, please call Gayla Cruikshank at (972) 349-6233 or Eric Golle at (972) 349-6317.

                                            By order of the Board of Directors

                                                  /s/ GERALD R. LEONARD
                                            ------------------------------------
                                                     Gerald R. Leonard,
                                                Chief Executive Officer and
                                                         President

Dallas, Texas
June 16, 2000

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PRE-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED A PROXY.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Voting Rights and Solicitation..............................    1
Proposal One -- Election of Directors.......................    3
Proposal Two -- Ratification of Appointment of Independent
  Accountants...............................................    5
Proposal Three -- Approval of Amendment to the Stock Option
  Plan......................................................    5
Security Ownership of Certain Beneficial Owners and
  Management................................................    9
Executive Compensation......................................   13
Certain Relationships and Related Transactions..............   15
Stockholder Return Performance Graph........................   18
Compliance with Section 16(a) of the Securities Exchange Act
  of 1934...................................................   19
Other Matters...............................................   19
Marketing Specialists Stockholder Proposals.................   19

               MARKETING SPECIALISTS CORPORATION PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Marketing Specialists Corporation (the "Company" or "Marketing Specialists") of proxies to be voted at the Annual Meeting of Stockholders to be held on Wednesday, June 28, 2000 (the "Annual Meeting"), and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about June 16, 2000.

                         VOTING RIGHTS AND SOLICITATION

RECORD DATE; VOTING POWER

     You are entitled to vote at the Annual Meeting if you owned shares of Marketing Specialists common stock (the "Common Stock") at the close of business on June 14, 2000. This date is known as the record date. As of the record date, there were approximately 19,573,037 shares of Common Stock issued and outstanding held by approximately 668 holders of record. Holders of the Common Stock on the record date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the record date, there were approximately 335,700 shares of restricted Common Stock issued and outstanding, each of which entitles the holder to 1/10 of a vote. The Common Stock and the restricted Common Stock will vote together as a single class on all of the proposals described in this proxy statement that are to be voted on at the Annual Meeting.

VOTE REQUIRED

     The election of the nominees to the Board of Directors of the Company (the "Board") will require the affirmative vote of a plurality of the votes cast by the stockholders on the election. The failure to vote, a vote to abstain or a broker non-vote will not count as a vote against this proposal.

     The ratification of the appointment of the independent accountants and the approval of the amendment to the 1998 Stock Option and Incentive Plan (the "Stock Option Plan") will require the affirmative vote of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote. The failure to vote or a broker non-vote will not count as a vote against these proposals, but a vote to abstain will have the same legal effect as a vote against these proposals.

     Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not on others. The missing votes are deemed to be "broker non-votes." The inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as present and not entitled to vote with respect to that matter, even though those shares are considered to be entitled to vote for quorum purposes and may be entitled to vote on other matters.

     A "no" vote for any proposal on the enclosed proxy card will be a vote against that proposal. If we do not receive a sufficient number of "yes" votes on any of the proposals, then that proposal will not become effective.

     Stockholders have no right to cumulative voting in the election of directors. Consequently, at each annual meeting, the holders of a plurality of the voting power of the Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

REVOKING A PROXY

     You may revoke a previously given proxy at any time before it is voted at the Annual Meeting by either:

     - filing with the Secretary of Marketing Specialists a written instrument revoking the proxy;

     - submitting a duly executed proxy bearing a later date; or

     - voting in person at the Annual Meeting.

QUORUM

     Before business may be conducted at the Annual Meeting, a quorum of stockholders must be present. A quorum exists when shares of the Common Stock and restricted Common Stock representing a majority of the voting power entitled to vote are present in person or represented by proxy at the meeting. In the absence of a quorum, the holders of shares representing a majority of the voting power of the shares present or represented at the meeting have the power to adjourn the meeting without further notice, other than by announcement at the meeting at the time of its adjournment.

VOTING RIGHTS; PROXIES

     All shares of Common Stock represented by properly executed proxies will, unless the proxies have been previously revoked, be voted as indicated on the proxies.

     If you do not indicate instructions in your proxy, your shares of Common Stock will be voted in favor of the election of nominees to the Board, the ratification of the appointment of the independent accountants and the approval of the amendment to the Stock Option Plan. The persons acting under the enclosed proxy will have the discretion to vote on any other matter properly presented at the Annual Meeting using their best judgment, unless authorization is expressly withheld in the proxy.

     If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must:

     - bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares;

     - bring to the meeting a form of personal identification; and

     - obtain from the broker, bank or other nominee a proxy issued in your name.

     The Annual Meeting may be postponed or adjourned for any reason. At a subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as they would have been voted at the original meeting unless they have been revoked.

EXPENSES/SOLICITATION OF PROXIES

     Marketing Specialists will pay the expenses of the solicitation of proxies, including the cost of preparing and mailing this document to Marketing Specialists stockholders. Marketing Specialists will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. It is expected that the solicitation of proxies will be primarily by mail, but directors, officers and employees of Marketing Specialists may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board and is fixed by resolution duly adopted from time to time by the Board. The Company's Second Amended and Restated Certificate of Incorporation provides that the Board shall be divided into two classes until a third class is elected at the annual meeting of stockholders to be held in 2000. From and after such date, the Board shall be divided into three classes, as nearly equal in number as possible. The Class I directors who were elected at the annual meeting of stockholders in 1999 were elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2001. The initial Class II directors were elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2000. Instead, all Class I, II and III directors will be elected at the Annual Meeting. The successor Class I directors who are elected at the Annual Meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2001. The successor Class II directors who are elected at the Annual Meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2002. The initial Class III directors who are elected at the Annual Meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2003. At the annual meeting of stockholders to be held in 2001, and at each annual meeting of stockholders held thereafter, the directors elected to succeed the class of directors whose term expires at that meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their selection.

     At the Annual Meeting, the Marketing Specialists stockholders will elect three successor Class I directors, three successor Class II directors and two Class III directors. The Board has nominated Ronald D. Pedersen, Timothy M. Byrd and James A. Schlindwein as successor Class I directors, Nick G. Bouras, Gerald
R. Leonard and Edward P. Grace, III as successor Class II directors, and John P. Rochon and Michael J. Merriman as Class III directors. The Board anticipates that each of the nominees will serve, if elected, as a director. If any person nominated by the Board is unable to accept election as a director, the proxies will be voted for another person recommended by the Board.

     The Board recommends a vote "FOR" the election of the nominees for election as directors listed below.

                                                                           EXPIRATION OF
NAME                                                         AGE   SINCE   PROPOSED TERM
----                                                         ---   -----   -------------
Ronald D. Pedersen.........................................  60    1999        2001
Timothy M. Byrd............................................  45    1999        2001
James A. Schlindwein.......................................  71    1998        2001
Nick G. Bouras.............................................  47    1999        2002
Gerald R. Leonard..........................................  53    1998        2002
Edward P. Grace, III.......................................  49    1998        2002
John P. Rochon.............................................  48    1999        2003
Michael J. Merriman........................................  43    1999        2003

     Set forth below is biographical information for the individuals nominated as a director.

     Ronald D. Pedersen has served as Chairman of the Board of Directors of the Company since the consummation of the merger of Merkert American Corporation with Richmont Marketing Specialists Inc. ("Richmont") on August 18, 1999 (the "Merger"). He formerly served as President, Chief Executive Officer and as a director of Richmont. Mr. Pedersen has also served during 1999 as President, Chief Executive Officer of Marketing Specialists Sales Company ("MSSC"), a wholly-owned subsidiary of the Company and currently serves as a director of MSSC. Mr. Pedersen has been in the food industry for over 30 years, including three years with Anderson Clayton foods and seven years with Colgate Palmolive. He is past Chairman and a current member of the Board of the Association of Sales and Marketing Companies.

     Timothy M. Byrd has been a director of the Company since the consummation of the Merger in August 1999. He has served as the Chief Financial Officer of the Company since September 1999. He was previously the Chief Administrative Officer, Assistant Treasurer and a director of Richmont. Mr. Byrd served as a director of Richmont from 1997 until the Merger. Mr. Byrd has also served as Chief Administrative Officer of MSSC since September 1998, and as a director of MSSC since 1996. Since 1990, Mr. Byrd has been the Chief Financial Officer of Mary Kay Holding Corporation as well as the Chief Financial Officer of Richmont Corporation. From 1980 to 1990, Mr. Byrd served in various accounting and finance positions at Mary Kay, Inc., including Chief Financial Officer, Vice President and Controller. He is also a member of the Office of the Chairman of Mary Kay Holding Corporation.

     James A. Schlindwein has been a director of the Company since the simultaneous purchase of Merkert Enterprises, Inc. ("Merkert Enterprises"), purchase of Rogers-American Company, Inc. ("Rogers-American") and initial public offering (together, the "Combination") on December 18, 1998. Prior to his retirement in September 1994, Mr. Schlindwein served as Executive Vice President, Merchandising Services, and a director of Sysco Corporation, a national institutional food service distributor, where he had served since 1980. He is also a director of Tri-Valley Growers, EMMPAK Foods, Inc., Alaska Seafood International, Agra Quest, Inc., Chilay Corporation and Thompson's Pet Pasta Products, Inc.

     Nick G. Bouras has been a director of the Company since the consummation of the Merger in August 1999. He formerly served as Vice President, Assistant Secretary and as a director of Richmont. He is Vice President, Assistant Secretary and a director of MSSC. Mr. Bouras has been President and Chief Executive Officer of Richmont Corporation since 1989. Prior to his role at Richmont, Mr. Bouras was Vice President, Investments of Mary Kay, Inc. Mr. Bouras also spent several years as a tax accountant with Ernst & Young and Touche Ross & Company.

     Gerald R. Leonard has been Chief Executive Officer and President of the Company since the Combination in December 1998. Effective March 2, 2000, Mr. Leonard became President and Chief Executive Officer of MSSC. Mr. Leonard was previously Chief Executive Officer of Merkert Enterprises from September 1994 until December 1998, and served as the President of Merkert Enterprises from September 1994 until June 1998. From May 1992 to September 1994, Mr. Leonard served Merkert Enterprises as President of the Food Enterprises, New England Division, and has been with Merkert Enterprises in various executive capacities since 1983.

     Edward P. Grace III has served as a director of the Company since the Combination in December 1998. Mr. Grace is also Managing Director of Webvestors Equity Partners, LP, a venture capital firm, as well as Managing Member of iHatch.com, LLC, a virtual incubator company. From 1989 until September 1996, Mr. Grace served as Chairman of the Board, President and Chief Executive Officer of Bugaboo Creek Steak House, Inc., operator of Bugaboo Creek Steak House and The Capital Grille restaurants. Mr. Grace is a director of Mantra Communications, Inc., Bungo.com, Inc. and Professional Facilities Management, Inc. He also serves as a Trustee of Bryant College and Johnson & Wales University.

     John P. Rochon has been a director of the Company since the consummation of the Merger in August 1999. He was previously the Chairman of the Board of Directors of Richmont and served in that capacity and as a director from 1997 until the closing of the Merger in August 1999. Mr. Rochon has served on the Board of Directors of MSSC since 1996 and is currently Chairman of the Board of Directors of Richmont Corporation, a merchant banking, investment holding and trading company, and Chief Executive Officer of Mary Kay Holding Corporation, a role he has had since 1991. Formerly, Mr. Rochon held several executive positions with Mary Kay, Inc., including Vice Chairman, Chief Financial Officer, Controller and Director of Manufacturing. Mr. Rochon currently serves on the Board of Directors of Nu-kote Holding, Inc. and Royal Appliance Mfg. Co. ("Royal Appliance").

     Michael J. Merriman has served as director of the Company since the consummation of the Merger in August 1999. He has also served as a director of Royal Appliance, the parent company of Dirt Devil, Inc., since 1993. Mr. Merriman was appointed Chief Executive Officer of Royal Appliance in July 1995 and President and Chief Operating Officer in January 1995. From May 1992 until his appointment as President, he had been Vice President -- Finance, Treasurer and Secretary of Royal Appliance. Richmont Capital Partners I, L.P. owns approximately 15.6% of the common stock of Royal Appliance.

                        PROPOSAL TWO -- RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board, upon recommendation of the Audit Committee, has approved and recommends the appointment of Arthur Andersen, LLP, independent accountants, to audit the consolidated financial statements of Marketing Specialists and its subsidiaries for the year ending December 31, 2000. This appointment was made subject to the approval of Marketing Specialists' stockholders. Arthur Andersen has been serving Marketing Specialists in this capacity since 1998. Marketing Specialists has been advised that no member of Arthur Andersen has any direct financial interest or material indirect financial interest in Marketing Specialists or any of its subsidiaries or, during the past three years, has had any connection with Marketing Specialists or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Representatives of Arthur Andersen will be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" the ratification by the stockholders of this appointment.

                         PROPOSAL THREE -- APPROVAL OF
                       AMENDMENT TO THE STOCK OPTION PLAN

     The Board has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated 1998 Stock Option and Incentive Plan to increase the maximum number of shares of Common Stock available for issuance thereunder (the "Plan Amendment"). The primary effect of the Plan Amendment will be to increase the total number of shares of Common Stock currently available for issuance under the Stock Option Plan from 1,847,762 to 2,587,855. The full text of the Plan Amendment is included in Appendix A to this proxy statement.

     The Stock Option Plan provides that the maximum number of shares of Common Stock available for issuance shall not exceed 13% of the total number of shares of Common Stock outstanding as of January 1 of the most recent year. The Plan Amendment would increase the number of shares available for issuance under the Stock Option Plan to 13% of the total number of shares of Common Stock outstanding as of May 15, 2000, with subsequent increases each January 1 thereafter to take into account any increases in the number of shares outstanding. The Stock Option Plan currently authorizes the issuance of up to 1,847,762 shares of Common Stock. Upon approval of the Plan Amendment, the maximum number of shares of Common Stock available for issuance under the Stock Option Plan will be 2,587,855.

     As of May 15, 2000, 1,420,047 shares of Common Stock had been optioned, sold or otherwise subtracted from the maximum number of shares available under the Stock Option Plan. The Board has determined that it would be desirable to increase the aggregate number of shares of Common Stock that may be optioned and sold under the Stock Option Plan to 2,587,855 in order to have available appropriate long-term incentive and competitive compensation opportunities for the employees, directors and consultants of the Company. Accordingly, the Board adopted the Plan Amendment.

     The Board of Directors recommends a vote "FOR" this proposal.

SUMMARY OF THE STOCK OPTION PLAN

     General. In July 1998, the Board adopted, and the stockholders approved, the Amended and Restated 1998 Stock Option and Incentive Plan. The purpose of the Stock Option Plan is to provide a performance incentive for officers, employees, consultants and independent directors to promote the financial success and progress of the Company. The Company anticipates that providing these persons with a direct stake in the Company's welfare will result in a closer identification of their interests with those of the Company, thereby stimulating their efforts on behalf of the Company and strengthening their desire to remain with the Company.

     The following summary does not purport to be complete and is qualified in its entirety by this reference to the Stock Option Plan.

     Stock Option Plan Administration. The Stock Option Plan is currently administered by the Compensation Committee of the Board. Each member of the Compensation Committee must be a "non-employee director" as that term is defined under the rules promulgated by the Securities and Exchange Commission and an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations promulgated thereunder. Subject to the provisions of the Stock Option Plan, the Compensation Committee has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award. The Compensation Committee may permit Common Stock, and other amounts payable pursuant to an award, to be deferred. In these instances, the Compensation Committee may permit dividends or deemed dividends, if any, to be credited to the amount of deferrals. In addition, the Stock Option Plan permits the Board or the Compensation Committee to delegate all or part of its or their duties to the Chief Executive Officer regarding the granting of awards to employees who are not executive officers or "covered employees" within the meaning of Section 162(m) of the Internal Revenue Code.

     Eligibility. Persons eligible to participate in the Stock Option Plan are those officers, employees, independent directors and other key persons, such as consultants, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Compensation Committee. Currently, the Company has approximately 241 participants in the Stock Option Plan. As of May 15, 2000, approximately 226 active employees of the Company were eligible to participate in the Stock Option Plan.

     Stock Options. The Stock Option Plan permits the granting of (a) options to purchase Common Stock intended to qualify as "incentive stock options" as defined under Section 422 of the Internal Revenue Code and (b) options that do not so qualify ("non-qualified stock options"). Only employees of the Company and its subsidiaries may be granted incentive stock options. The option exercise price of each option will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options (110% in the case of incentive stock options granted to the holder of more than 10% of the combined voting power of all classes of the Company's capital stock on the date of grant), and may not be less than 85% of the fair market value of the Common Stock on the date of grant in the case of non-qualified stock options.

     The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant in the case of an incentive stock option (five years in the case of an incentive stock option granted to the holder of more than 10% of the combined voting power of all classes of the Company's capital stock on the date of grant). The Compensation Committee will determine at what time or times each option may be exercised and, subject to the provisions of the Stock Option Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee.

     Upon exercise of options, the option price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Compensation Committee. If the Compensation Committee permits, payment may also be made by delivery of shares of Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the Compensation Committee, stock options granted under the Stock Option Plan may include a "reload" feature. A reload feature permits an optionee exercising an option by the delivery of shares of Common Stock to automatically be granted an additional stock option, with an exercise price equal to the fair market value of the Common Stock on the date the additional stock option is granted, to purchase that number of shares of Common Stock equal to the number delivered to exercise the original stock option.

One of the purposes of this feature is to enable participants to maintain an equity interest in the Company without dilution.

     To qualify as incentive stock options, options must meet additional United States federal tax requirements. Those requirements include limits on the value of shares subject to incentive stock options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

     Stock Options Granted to Independent Directors. The Stock Option Plan provides for the automatic grant to each independent director of a non-qualified stock option to purchase 20,000 shares of Common Stock upon his or her initial election to the Board. Each independent director who is serving as a director of the Company on the fifth business day after each annual meeting of stockholders will automatically be granted on that day a non-qualified stock option to acquire 5,000 shares of Common Stock. In addition, the independent director who serves as chairman of the Audit Committee of the Board will receive an additional 5,000 shares of Common Stock on the fifth business day after each annual meeting of stockholders. The exercise price of each non-qualified stock option will be the fair market value of the Common Stock on the date of grant. Half of the non-qualified stock options granted to independent directors vest upon the first anniversary of the grant date, and the remaining half vest in equal annual installments over the number of years remaining in each director's term as of the first anniversary of the date of grant. The options terminate on the tenth anniversary of the date of grant.

     Stock Appreciation Rights. The Compensation Committee may award a stock appreciation right either as a freestanding award or in tandem with a stock option. Upon exercise of the right, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of Common Stock over the exercise price per share specified in the related stock option multiplied by the number of shares of Common Stock regarding which the right is exercised. In the case of a freestanding right, the price per share specified in that right, which price may not be less than 85% of the fair market value of the Common Stock on the date of grant, is used instead of the exercise price per share. This amount may be paid in cash, Common Stock, or a combination thereof, as determined by the Compensation Committee. If the right is granted in tandem with a stock option, exercise of the right cancels the related option to the extent of that exercise.

     Restricted Stock. The Compensation Committee may also award shares of Common Stock to officers, other employees and key persons of the Company subject to conditions and restrictions determined by the Compensation Committee. These conditions and restrictions may include the achievement of performance goals and continued employment with the Company through a specified restricted period. The purchase price of shares of restricted stock will be determined by the Compensation Committee. If the performance goals and other restrictions are not attained, the employees will forfeit their awards of restricted stock.

     Deferred Stock Awards. The Compensation Committee may also award phantom stock units to officers, other employees and key persons of the Company subject to conditions and restrictions determined by the Compensation Committee. These conditions and restrictions may include the achievement of performance goals and continued employment with the Company through a specified deferred period. At the end of the deferral period, the Deferred Stock Award will be paid in shares of Common Stock to the extent vested. Deferred Stock Award participants will not have any stockholder rights with respect to the phantom stock unit underlying the award during the deferral period.

     Unrestricted Stock. The Compensation Committee may also grant shares, at no cost or for a purchase price determined by the Compensation Committee, which are free from any restrictions under the Stock Option Plan. Unrestricted stock may be issued to employees and key persons in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees and key persons.

     Performance Share Awards. The Compensation Committee may also grant performance share awards to employees or other key persons of the Company entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals and other conditions determined by the Compensation Committee.

     Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights, which give the recipient the right to receive credits for dividends that would be paid if the grantee had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the Stock Option Plan may be paid currently or be deemed to be reinvested in additional shares of Common Stock, which may accrue additional dividend equivalents at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under the Company's dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. Awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Adjustments for Stock Dividends. The Compensation Committee will make appropriate adjustments in the maximum number of shares reserved for issuance under the Stock Option Plan and to outstanding awards to reflect capital restrictions, stock dividends, stock splits and similar events.

     Change in Control Provisions. In the event of a sale of all, or substantially all, of the assets or Common Stock of the Company, a merger or consolidation which results in a change in control or the liquidation or dissolution of the Company, all stock options and stock appreciation rights shall automatically become fully exercisable. In addition, at any time before or after a change in control, the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

     Amendments and Termination. The Board may at any time amend or discontinue the Stock Option Plan, and the Compensation Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent. Further, amendments to the Stock Option Plan shall be subject to approval by the Company's stockholders if and to the extent required by the Securities Exchange Act of 1934, as amended, to ensure that awards granted under the Stock Option Plan are exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, or required by the Internal Revenue Code to preserve the qualified status of incentive stock options.

     Award Benefits. The following table shows awards which have been granted under the Stock Option Plan as of May 15, 2000, to certain executive officers.

                      1998 STOCK OPTION AND INCENTIVE PLAN

                                                              NUMBER OF SHARES    EXERCISE PRICE
NAME AND POSITION                                             UNDERLYING AWARDS     PER SHARE
-----------------                                             -----------------   --------------
Ronald D. Pedersen..........................................            --            $   --
  Chairman of the Board
Gerald R. Leonard...........................................       100,000              3.00
  Chief Executive Officer and President
Bruce A. Butler.............................................            --                --
  Chief Operation Officer
Glenn F. Gillam.............................................       100,000              3.00
  President of Broker Operations
Douglas H. Holstein.........................................        50,000              3.00
  Executive Vice President of Sales
Sidney D. Rogers, Jr. ......................................        10,000             11.25
  Chief Administrative Officer, Vice President and
     Secretary(1)                                                    4,000             15.00

---------------

(1) Mr. Rogers is no longer employed with the Company. On June 30, 2000, all of his options will expire.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 2000, by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of the Common Stock, (ii) each director and named executive officer of the Company named below, and (iii) all directors and executive officers of the Company as a group. As of March 31, 2000, the Company had 19,790,835 shares of Common Stock outstanding, including 19,455,135 shares of unrestricted Common Stock and 335,700 shares of restricted Common Stock outstanding. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                 SHARES            PERCENTAGE
                                                              BENEFICIALLY         OF SHARES
NAME OF BENEFICIAL OWNER(1)                                     OWNED(2)       BENEFICIALLY OWNED
---------------------------                                   ------------     ------------------
MS Acquisition Ltd.(3)......................................   13,086,589(4)         66.1%
  17855 N. Dallas Parkway, Suite 200
  Dallas, Texas 75287
James L. Monroe.............................................   13,377,911(5)         67.7%
  8 Cedar Street, Suite 54A
  Woburn, Massachusetts 01801
John P. Rochon(3)...........................................   13,086,589(4)         66.1%
Timothy M. Byrd(3)..........................................   13,086,589(4)         66.1%
Nick G. Bouras(3)...........................................   13,086,589(4)         66.1%
Edward P. Grace, III........................................       59,045(6)        *
Gerald R. Leonard...........................................      234,152(7)          1.2%
James A. Schlindwein........................................      485,819(8)          2.5%
Glenn F. Gillam.............................................       24,325(9)        *
Michael J. Merriman.........................................            0(10)       *
Bruce A. Butler.............................................   13,136,589(11)        66.5%
Gary R. Guffey..............................................   13,136,589(12)        66.5%
Jeffrey A. Watt.............................................   13,136,589(13)        66.5%
Ronald D. Pedersen..........................................   13,136,589(14)        66.5%
Goldman Sachs Asset Management(15)..........................      991,000             5.0%
  One New York Plaza
  New York, NY 10004
All directors and executive officers as a group (11
  persons)..................................................   13,939,930(16)        70.4%

---------------

  *  less than 1%

 (1) Unless otherwise indicated, the mailing address for each stockholder and director is c/o Marketing Specialists Corporation, 17855 North Dallas Parkway, Suite 200, Dallas, Texas 75287.

 (2) Beneficial ownership information is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of this report are deemed outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Beneficial ownership information is based on a report on Schedule 13D filed with the SEC, dated April 3, 2000. Because of their direct or indirect ownership interests in, or control of, MS Acquisition Limited, each of MSSC Acquisition Corporation, Richmont Capital Partners I, L.P., J.R. Investments Corp., John P. Rochon, Timothy M. Byrd and Nick G. Bouras may be deemed to beneficially own such shares.

 (4) Beneficial ownership information is based on a report on Schedule 13D filed with the SEC, dated April 3, 2000. All of these shares are the subject of a certain post-Merger Voting Agreement, dated as of August 18, 1999, by and among MS Acquisition Ltd., Ronald D. Pedersen, Bruce A. Butler, Gary R. Guffey, Jeffrey A. Watt, JLM Management Company, LLC and Monroe & Company, LLC (the "Voting Agreement"). Such shares include 9,600,617 shares of Common Stock directly owned by MS Acquisition Limited and an additional 3,485,972 shares of Common Stock that are also subject to the Voting Agreement. Each of MS Acquisition Ltd., MSSC Acquisition Corporation, Richmont Capital Partners I, L.P., J.R. Investments Corp., John P. Rochon, Nick G. Bouras and Timothy M. Byrd disclaims beneficial ownership of the 3,485,972 shares.

 (5) Beneficial ownership information is based on the Schedule 13D/A filed by James L. Monroe, JLM Management, LLC and Monroe & Company, LLC on October 14, 1999. Such Schedule 13D/A states that 7,800,624 shares of Common Stock are beneficially owned, including (i) 405,210 shares of Common Stock and 111,900 shares of restricted Common Stock, which shares are convertible into shares of Common Stock in specific circumstances, that are held by Monroe & Company, LLC, of which Mr. Monroe is the sole manager; (ii) 398,544 shares of Common Stock and 111,900 shares of restricted Common Stock that are held by JLM Management, LLC, of which Mr. Monroe is the sole manager; and (iii) 21,927 shares of Common Stock and 5,595 shares of restricted Common Stock held by Sandra Monroe, Mr. Monroe's spouse, and for which Mr. Monroe disclaims beneficial ownership. The number also includes shares of Common Stock that are also subject to the Voting Agreement, including 5,577,287 shares acquired by MS Acquisition Limited in January 2000 and March 2000 and subject to the Voting Agreement. Mr. Monroe disclaims beneficial ownership of these shares. See footnotes (3) and (4).

 (6) Includes 4,000 shares subject to options exercisable within 60 days of March 31, 2000.

 (7) Includes (i) 4,275 shares of Common Stock held by Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to Mr. Leonard; and (ii) 44,760 shares of restricted Common Stock, which shares are convertible into shares of Common Stock in certain circumstances. Does not include an aggregate of 55,044 shares held by The Corrie E. Leonard Irrevocable Trust and The Kevin M. Leonard Irrevocable Trust, for which Mr. Leonard serves as a Trustee. Mr. Leonard disclaims beneficial ownership of the shares of Common Stock held by such trusts. Includes 8,000 shares subject to options exercisable within 60 days of March 31, 2000.

 (8) Includes 473,319 shares held by the Merkert Enterprises, Inc. Employee Stock Ownership Trust, of which Mr. Schlindwein is the trustee. Mr. Schlindwein disclaims beneficial ownership of these shares. Includes 5,000 shares subject to options exercisable within 60 days of March 31, 2000.

 (9) Includes 3,925 shares held by the Merkert Enterprises, Inc. Employee Stock Ownership Trust and allocable to Mr. Gillam. Includes 20,000 shares subject to options exercisable within 60 days of March 31, 2000.

(10) Excludes 20,000 shares subject to options not exercisable within 60 days of March 31, 2000.

(11) Beneficial ownership information is based on the Schedule 13D filed by Bruce A. Butler on August 27, 1999. Such Schedule 13D states that 7,559,302 shares of Common Stock are beneficially owned. All of these shares are the subject of the Voting Agreement. Mr. Butler directly owns 301,721 shares and disclaims 7,257,581 shares of Common Stock that are also subject to the Voting Agreement. Mr. Butler also beneficially owns 5,577,287 shares acquired by MS Acquisition Limited in January 2000 and March 2000 that are subject to the Voting Agreement. Mr. Butler disclaims beneficial ownership of these shares. See footnotes (3) and (4).

(12) Beneficial ownership information is based on the Schedule 13D filed by Gary
     R. Guffey on August 27, 1999. Such Schedule 13D states that 7,559,302 shares of Common Stock are beneficially owned. All of these shares are the subject of the Voting Agreement. Mr. Guffey directly owns 301,721 shares and disclaims 7,257,581 shares of Common Stock that are subject to the Voting Agreement. Mr. Guffey also beneficially owns 5,577,287 shares acquired by MS Acquisition Limited in January 2000 and March 2000 that are subject to the Voting Agreement. Mr. Guffey disclaims beneficial ownership of these shares. See footnotes (3) and (4).

(13) Beneficial ownership information is based on the Schedule 13D filed by Jeffrey A. Watt on August 27, 1999. Such Schedule 13D states that 7,559,302 shares of Common Stock are beneficially owned. All of these shares are the subject of the Voting Agreement. Mr. Watt directly owns 819,759 shares and disclaims 6,739,543 shares of Common Stock that are also subject to the Voting Agreement. Mr. Watt also beneficially owns 5,577,287 shares acquired by MS Acquisition Limited in January 2000 and March 2000 that are subject to the Voting Agreement. Mr. Watt disclaims beneficial ownership of these shares. See footnotes (3) and (4).

(14) Beneficial ownership information is based on the Schedule 13D filed by Ronald D. Pederson on August 27, 1999. Such Schedule 13D states that 7,559,302 shares of Common Stock are beneficially owned. All of these shares are the subject of the Voting Agreement. Mr. Pederson directly owns 1,259,017 shares and disclaims 6,300,285 shares of Common Stock that are also subject to the Voting Agreement. Mr. Pederson also beneficially owns 5,577,287 shares acquired by MS Acquisition Limited in January 2000 and March 2000 that are subject to the Voting Agreement. Mr. Pederson disclaims beneficial ownership of these shares. See footnotes (3) and (4).

(15) Beneficial ownership information is based on the Schedule 13G/A filed by Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co., on February 10, 2000.

(16) Includes 51,000 shares subject to options exercisable within 60 days of March 31, 2000.

MEETINGS OF THE BOARD AND COMMITTEES

     The Board held 14 meetings in 1999. No director attended fewer than 75% of the aggregate of the total meetings of the Board. The Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Audit Committee, which consists of Messrs. Merriman, Grace and Schlindwein, generally meets on a quarterly basis, but met two times in 1999. All members attended both meetings. The Audit Committee recommends to the Board the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit. The Audit Committee also reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and the accounting issues facing the Company, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence.

     The Compensation Committee, which consists of Messrs. Merriman, Grace and Schlindwein, met on two occasions during 1999. All members attended both meetings. The Compensation Committee reviews and recommends to the Board the compensation arrangements for all directors and officers, approves such arrangements for other senior level employees and administers and takes such other action as may be required in connection with certain compensation and incentive plans of the Company. The Compensation Committee also determines the number of options to be granted or shares of Common Stock to be issued to eligible persons under the Company's stock option plans and prescribes the terms and provisions of each grant made under the stock option plans. In addition, the Compensation Committee interprets the stock option plans and grants thereunder, and establishes, amends and revokes rules and regulations for administration of such plans.

     All directors are reimbursed for travel expenses incurred in attending meetings of the Board and its committees.

COMPENSATION OF DIRECTORS

     Employee directors do not receive compensation for their services on the Board or committees thereof. Each director who is not an employee of the Company (an "Independent Director") receives annual compensation in the amount of $25,000. Under the Company's stock option plan, each Independent Director is entitled to receive an initial option to purchase 20,000 shares of Common Stock upon his or her election to the Board, and each Independent Director who is serving as a director on the fifth business day after each annual meeting of stockholders will receive an option to purchase 5,000 additional shares of Common Stock.

     The Independent Director who serves as chairman of the Audit Committee may receive options to purchase an additional 5,000 shares of Common Stock on the fifth business day after each annual meeting of stockholders. All options granted to Independent Directors under the Company's stock option plan vest 50% upon the first anniversary of the grant date and the remaining 50% vests in equal annual installments over the number of years remaining in each Independent Director's term as of the first anniversary of the grant date. Such options terminate upon the tenth anniversary of the grant date and have an exercise price per share equal to the fair market value of the Common Stock on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, James A. Schlindwein, Edward P. Grace, III and Michael J. Merriman served as members of the Compensation Committee. Each member is an outside Independent Director and is not a current or former officer or employee of the Company or any of its affiliates.

RESIGNATION OF BOARD MEMBER

     Effective October 6, 1999, James L. Monroe tendered his resignation as a member of the Board. In his resignation, Mr. Monroe indicated that his reasons for resigning were "that the designees of Richmont Capital Partners dominate and control the Board of Directors of the Company" and that the Board "has adopted a program of abrogating and sacrificing the rights of Monroe & Company, LLC for the benefit of Richmont." Monroe & Company, LLC, an affiliate of Mr. Monroe, is the plaintiff in pending litigation against the Company. The Company and Monroe and Company, LLC have agreed in principle to a settlement, the terms of which are currently in negotiation.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

     Before the purchases of Merkert Enterprises and Rogers-American and the initial public offering on December 18, 1998, Marketing Specialists did not have a compensation committee and Marketing Specialists' sole director made all decisions concerning compensation of executive officers.

     Before the completion of the initial public offering, the Company did not compensate its only executive officer, Mr. Monroe. In connection with the completion of the initial public offering, Mr. Monroe resigned as an executive officer and the Company entered into employment agreements with certain individuals, some of whom currently serve as executive officers. These employment agreements established the salaries of the Chief Executive Officer and other executive officers at levels negotiated with representatives of Merkert Enterprises and Rogers-American in connection with the purchases of Merkert Enterprises and Rogers-American. Additionally, in connection with the closing of the initial public offering, Marketing Specialists granted some of its executive officers options to acquire shares of its Common Stock.

     Since the initial public offering, the responsibility for the establishment and administration of executive compensation policies has been delegated to the Compensation Committee. Over the next year, the Compensation Committee intends to formulate compensation policies concerning the executive officers. In general, the Compensation Committee believes that it should utilize base salary, incentive bonuses and equity incentives as the three basic components of executive compensation. The Compensation Committee also believes that executive compensation should be structured so as to align the interests of executive management with the long-term interests of the Company's stockholders.

                                            COMPENSATION COMMITTEE
                                            James A. Schlindwein, Chairman
                                            Edward P. Grace, III
                                            Michael J. Merriman

                             EXECUTIVE COMPENSATION

     The following sections set forth and discuss the compensation paid or awarded to the Company's Chief Executive Officer and the five most highly compensated executive officers. Since the Company paid no compensation prior to the Combination on December 18, 1998, most of the compensation reported for 1998 for those former Merkert Enterprises and Rogers-American employees was paid by Merkert Enterprises and Rogers-American prior to December 18, 1998. Certain former Richmont employees did not serve as executive officers until after the consummation of the Merger on August 18, 1999. Since the Company paid no compensation prior to such date for these individuals, 1998 compensation is not listed below and most of the compensation reported for 1999 in these sections was paid by Richmont.

SUMMARY COMPENSATION TABLE

     The following table shows (i) for former Merkert Enterprises and Rogers-American employees, the 1998 and 1999 compensation paid by the Company, including compensation paid by Merkert Enterprises and Rogers-American prior to the Combination on December 18, 1998, and (ii) for former Richmont employees, the 1999 compensation paid by the Company, including compensation paid by Richmont prior to the Merger on August 18, 1999:

                                                                               LONG-TERM COMPENSATION
                                                                            -----------------------------
                                                                              AWARDS
                                                                            SECURITIES
                                           ANNUAL COMPENSATION              UNDERLYING       PAYOUTS
                                  --------------------------------------     OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)    OTHER       SARS(#)     COMPENSATION(S)
---------------------------       ----   ---------   --------   --------    ----------   ----------------
Ronald D. Pedersen(*)...........  1999   $441,000          --         --          --         $  4,800(1)
  Chairman of the Board
Gerald R. Leonard(**)...........  1999    433,910          --   $  6,958      60,000           10,267(1)
  Chief Executive Officer and     1998    370,820          --     11,208      40,000               --
  President
Bruce A. Butler(***)............  1999    343,076    $145,000                     --           69,805(2)
  Chief Operations Officer
Glenn F. Gillam(**).............  1999    304,166     100,000      3,378          --            5,542(1)
  President of Broker Operations  1998    268,333     100,000     10,927     100,000               --
Douglas H. Holstein(**).........  1999    290,769          --    300,077(3)       --            2,674(1)
  Executive Vice President of     1998    275,866          --         --      50,000          338,708(4)
  Sales
Sidney D. Rogers, Jr.(****).....  1999    195,000          --      2,214          --            7,437(1)
  Chief Administrative Officer,   1998    201,667          --      3,584      70,000(5)            --
  Vice President and Secretary

---------------

(*) Former Richmont CEO and Chairman of the Board until the Merger. Currently, serves as Chairman of the Board of the Company.

(**) Former Merkert Enterprises and Rogers-American employees who commenced employment with the Company upon consummation of the Combination on December 18, 1998.

(***) Former Richmont employee who did not serve as an executive officer until the Merger on August 18, 1999.

(****) Former Merkert Enterprises employee who commenced employment with the Company upon consummation of the Combination on December 18, 1998. Effective March 31, 2000, Mr. Rogers is no longer employed with the Company.

(1) Consists of amounts contributed by the Company to the Company's 401(k) Plan in which all employees of the Company are eligible to participate.

(2) Consists of amounts contributed by the Company to the Company's 401(k) Plan in which all employees of the Company are eligible to participate and $65,005 for moving and relocation expenses.

(3) Consists primarily of the allocation of tax refund bonuses pursuant to a settlement agreement dated December 2, 1999, between the Company and former stockholders of Rogers-American.

(4)    Consists of payments related to the Combination.

(5) Effective March 31, 2000, Mr. Rogers no longer holds 56,000 previously awarded options that did not vest.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the options granted in 1999 to the named executive officers:

                                  NUMBER OF     PERCENT OF
                                    SHARES     TOTAL OPTIONS                            POTENTIAL REALIZABLE VALUE
                                  UNDERLYING    GRANTED TO                                AT ASSUMED ANNUAL RATES
                                   OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
NAME                               GRANTED      FISCAL YEAR    ($/SHARE)      DATE          5%             10%
----                              ----------   -------------   ---------   ----------   -----------   -------------
Gerald R. Leonard...............    60,000         6.09%        $13.50        8/09       $509,400      $1,290,930
Sidney D. Rogers................        --           --             --          --             --              --
Bruce A. Butler.................        --           --             --          --             --              --
Glen F. Gillam..................        --           --             --          --             --              --
Douglas H. Holstein.............        --           --             --          --             --              --
Ronald D. Pedersen..............        --           --             --          --             --              --

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth information concerning the number and value of unexercised options to purchase shares of the Common Stock held by each of the named executive officers who held such options at December 31, 1999. None of the named persons exercised any stock options during 1999.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                      DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                            ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                         EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
Gerald R. Leonard.........      --           --         8,000         92,000           --             --
Sidney D. Rogers, Jr. ....      --           --        14,000         56,000           --             --
Glen F. Gillam............      --           --        20,000         80,000           --             --
Douglas H. Holstein.......      --           --        10,000         40,000           --             --
Bruce A. Butler...........      --           --            --             --           --             --
Ronald D. Pedersen........      --           --            --             --           --             --

---------------

(1) Since the exercise price of the options for these individuals ($11.25, $13.50 and $15.00) was greater than the closing sale price of the Common Stock, as reported by the Nasdaq National Market, on December 31, 1999 ($4.44), none of the options were "in-the-money".

EMPLOYMENT AND NONCOMPETE AGREEMENTS WITH EXECUTIVE OFFICERS

     On April 27, 1999, Mr. Leonard entered into an employment and noncompetition agreement with the Company providing for a base salary, which is currently $455,000. The term of employment is for five years, and will continue from month to month thereafter unless terminated by either party. If the Company terminates Mr. Leonard's employment without cause, Mr. Leonard is entitled to receive his then current base salary until expiration of the initial term or the extension period. Mr. Leonard would also receive a continuation of group health and automobile benefits during such time period. Pursuant to the agreement, Mr. Leonard is subject to noncompetition and nonsolicitation provisions for one year after the termination of his employment.

     On April 2, 1996, Mr. Butler entered into an employment agreement with MSSC, providing for a base salary, which is currently $350,000, and for a term of three years. The term is automatically extended for additional one year terms unless terminated by the Company. If the Company terminates Mr. Butler's employment without cause, Mr. Butler is entitled to receive his then current base salary until the expiration of the extension period. Pursuant to the agreement, Mr. Butler is subject to noncompetition and nondisclosure provisions for one year after the termination of his employment. Additionally, Mr. Butler entered into an executive retention bonus agreement with MSSC providing for a special retention bonus of $250,000, provided that Mr. Butler, among other conditions, continues to be employed by the Company through November 30, 2000. Mr. Butler received $125,000 of the bonus in a lump sum payment and is receiving the balance in equal installments over a 12 month period. On November 20, 1995, Mr. Butler and the Company entered into an amendment to his deferred compensation plan that provides for the sum of $1,250,000 to be distributed to Mr. Butler in the event of his death or termination of employment. Pursuant to this amendment, Mr. Butler is fully vested without regard to age or years of employment; however, if Mr. Butler voluntarily terminates his employment prior to December 31, 2006, he forfeits 50% of the vested amount.

     On April 2, 1996, Mr. Pedersen entered into an employment agreement with MSSC providing for a base salary, which is currently $441,000. In addition, if the Company terminates Mr. Pedersen's employment, Mr. Pedersen is entitled to receive his then current base salary for a period of two years after termination. Pursuant to the agreement, Mr. Pedersen is subject to noncompetition provisions for a period of two years following his termination. On November 20, 1995, Mr. Pedersen and the Company entered into an amendment to his deferred compensation plan that provides the principal amount to be distributed to Mr. Pedersen in the event of his death or termination of employment. Pursuant to this amendment, Mr. Pedersen is fully vested without regard to his age or years of employment in the amount of $2,750,000.

     On December 18, 1998, Mr. Holstein entered into an employment and noncompetition agreement with MSSC, providing for a base salary, which is currently $300,000. The term of employment is for three years, and will continue month to month thereafter. If the Company terminates Mr. Holstein's employment without cause, Mr. Holstein is entitled to receive his then current base salary until expiration of his initial term or for twelve months from the date of termination of employment. In addition, Mr. Holstein is also entitled to continuation of group health plan and automobile benefits during such period.

     Effective as of March 31, 2000, Sidney D. Rogers, Jr.'s employment with the Company was terminated. Pursuant to the separation and release agreement with the Company, dated March 27, 2000, Mr. Rogers will be entitled to receive severance in the amount of approximately $344,000 payable in 45 installments in accordance with the Company's regularly scheduled payroll as well as certain other benefits specified in the agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     By letter dated June 7, 2000, from Richmont Capital Partners I, L.P. to the Board, Richmont Capital Partners I, L.P. and a group of investors proposed to purchase all the outstanding shares of Common Stock for a price of $2.50 per share. Richmont Capital Partners I, L.P., through its wholly owned subsidiary, MS Acquisition Ltd., is the beneficial owner of approximately 49 percent of the issued and outstanding shares of the Company. In the letter, Richmont Capital Partners I, L.P. states that its price "is fair to, and in the best interests of, the Company's stockholders. The proposed acquisition price represents a premium of nearly 150% over the closing price of the Company's common stock over the last five trading days [and] values the Company on an enterprise-value basis of nearly $350.0 million, which represents a multiple of more than seven times the Company's projected EBITDA." According to the letter, Richmont Capital Partners I, L.P. is prepared to move expeditiously to complete the transaction, and has requested a meeting with representatives of the Company. Each of Messrs. Rochon, Byrd and Bouras are directors of the Company, and Mr. Byrd is the chief financial officer of the Company, and all are affiliated with MS Acquisition Ltd. and Richmont Capital Partners I, L.P. The Company has formed a special committee of disinterested directors to respond to this proposal.

     In connection with the founding and organization of the Company, Monroe & Company II, LLC purchased 1,376,111 shares of Common Stock for a nominal purchase price. On May 11, 1998, Monroe & Company, LLC, a Delaware limited liability company and an affiliate of James Monroe, a shareholder and former director of the Company ("Monroe"), entered into a consulting agreement with Merkert American Corporation formerly known as Monroe, Inc., also an affiliate of James Monroe ("MAC"), pursuant to which Monroe was engaged to render certain business consulting, financial advisory and investment banking services to MAC on an exclusive basis for three years (the "1998 Consulting Agreement"). Pursuant to the 1998 Consulting Agreement, Monroe was to be paid a financial advisory fee equal to (i) 5% of any consideration paid by the Company in connection with any transaction which results in the merger, consolidation or combination of the Company and a third party, the acquisition by the Company of the capital stock or assets of a third party or a joint venture with any third party ("Consideration") up to $1.0 million; plus (ii) 4% of the Consideration paid in excess of $1.0 million and up to $2.0 million; plus (iii) 3% of the Consideration paid in excess of $2.0 million and up to $3.0 million; plus (iv) 2% of the Consideration paid in excess of $3.0 million and up to $4.0 million; plus (v) 1% of the Consideration paid in excess of $4.0 million. Under the 1998 Consulting Agreement, Monroe was also to be paid a fee equal to 0.75% of any principal amount committed under a senior credit facility for the Company from a lending institution. An additional fee was payable to Monroe upon increases in such amount or upon refinancing with a new lender during the term of the consulting agreement. The Company also agreed to indemnify Monroe against certain liabilities.

     On August 18, 1999, the 1998 Consulting Agreement (without giving effect to fees that may be owed in connection with the Merger) was superseded and replaced with a letter agreement (the "1999 Consulting Agreement") between Monroe, Richmont Capital Partners I, L.P., a Delaware limited partnership ("Richmont Capital", and together with Monroe, the "Consultants") and MAC. The 1999 Consulting Agreement provides for the Consultants to render certain business consulting, financial advisory and investment banking services to MAC on an exclusive basis in connection with possible transactions (as defined) and consulting projects for a term of three years. The financial advisory fees to be paid under the 1999 Consulting Agreement are the same as those under the 1998 Consulting Agreement except that they would be split equally between the Consultants. The Company also agreed to indemnify the Consultants against certain liabilities. On October 1, 1999, Monroe filed suit in Massachusetts state court against the Company seeking $2.5 million representing financial advisory and other fees resulting form subsequent transactions pursuant to both 1998 and 1999 Consulting Agreements. Monroe & Company, LLC, and the Company have agreed in principle to a settlement, the terms of which are currently in negotiation.

     In April 1998, Gerald R. Leonard, Chairman of the Board, Chief Executive Officer and President of the Company, purchased approximately 275,000 shares of Common Stock from the Company for an aggregate purchase price of $1.5 million. The purchase price for such stock was paid by a promissory note from Mr. Leonard to the Company in the principal amount of $1.5 million (the "Leonard Note"). The Leonard Note provides that amounts outstanding thereunder will bear interest at a rate per annum of 6%, compounded semi-annually and that the entire principal amount and accrued interest will be due and payable on April 8, 2003. Mr. Leonard's obligations under the Leonard Note are secured by a pledge of 98,361 of the shares of Common Stock pursuant to a stock pledge agreement. The Leonard
Note is a recourse obligation of Mr. Leonard with respect to the sum of (i) the outstanding principal amount from time to time less $0.8 million (but not less than $0) plus (ii) one-half of the accrued and unpaid interest at such time.

     On February 17, 2000, the Company sold certain improved real properties containing general office and warehouse space situated in Arizona and California to RCPI Office Properties, LLC, a company affiliated with MS Acquisition Limited ("MS Acquisition"), for approximately $7.3 million. Concurrently therewith, the Company leased back from RCPI Office Properties, LLC, the premises at fixed monthly rentals of approximately $20,000 per month for the Arizona property and $42,000 per month for the California property. The Arizona and California leases expire in February 2001 and February 2004, respectively, subject to renewal options and early termination provisions. The Company believes that the terms of these transactions were similar to those that would have been obtained as a result of arms-length negotiations between unrelated parties.

     On January 7, 2000, the Company received an equity investment from MS Acquisition. MS Acquisition increased its equity position by purchasing 1,577,828 additional shares of Common Stock at an aggregate purchase price of $5.0 million ($3.17 per share representing the fair market value thereof) pursuant to the terms of a stock purchase agreement. On March 30, 2000, the Company received another equity investment when MS Acquisition purchased an additional 4.0 million shares of Common Stock at a price of $2.50 per share pursuant to the terms of a stock purchase agreement.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares, during the period commencing December 15, 1998 (the first day that the Common Stock was traded on Nasdaq) and ending for each of the periods December 31, 1998 and December 31, 1999, respectively, the cumulative total stockholder return on the Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the total return assuming a $100 investment in the Common Stock, the Wilshire Small Cap Index and the S&P Small Cap Distributor (Food and Health) Index. The comparisons in this graph are historical and are not intended to forecast or be indicative of possible future performance of the Common Stock.

                                    [GRAPH]

----------------------------------------------------------------------------------------
                                                              Wilshire     S&P Small Cap
                                                              Small Cap     Distributor
                                                     MSC        Index           (2)
----------------------------------------------------------------------------------------
 Value at 12/15/98(1)                              $100.00     $100.00        $100.00
 Value at 12/31/98                                 $100.80     $106.92        $107.63
 Value at 12/31/99                                 $25.00      $147.88        $ 84.28

---------------

(1) The beginning measurement point is established by the market close on December 15, 1998, the first day on which the Common Stock was traded on Nasdaq.

(2) In the prior year's definitive proxy statement, the Company used a peer issuer comparison consisting of eleven food manufacturers, retailers and distributors which were selected in good faith. The Company has determined that it is in the best interests of its stockholders to discontinue its use of the peer issuer comparison for the present year and replace it with the S&P Small Cap Distributor (Food and Health) Index for the following reasons:
    (a) due to unforeseen circumstances outside of present Company management control, the peer issuer comparison could no longer be made as the eleven food manufacturers, retailers and distributors could no longer be identified, (b) the S&P Small Cap Distributor (Food and Health) Index is a published capitalization-weighted index that measures the performance of the food and health products distributor sector of the S&P Small Cap Index and will facilitate analysis and create a more accurate comparison of the Company's Common Stock performance as compared to a broad equity market index, and (c) the S&P Small Cap Distributor (Food and Health) Index is more readily accessible to the Company's stockholders, as such index is more widely recognized and used.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's executive officers and directors and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company, and written representations from certain reporting persons that no other reports were required, the Company believes that during 1999 no person who was a director, executive officer or beneficial owner of more than 10% of the Common Stock failed to file on a timely basis all reports required by Section 16(a).

                                 OTHER MATTERS

     Marketing Specialists does not expect that any matters other than those described in this document will be brought before the Annual Meeting. If any other matters are presented, however, the persons named in the proxy intend to vote the proxy in their discretion.

     The accompanying form of proxy has been prepared at the direction of the Board and is sent to you at the request of the Board. The Board has designated the proxies named therein.

                  MARKETING SPECIALISTS STOCKHOLDER PROPOSALS

     In order for us to consider a stockholder proposal for inclusion in next year's proxy materials we must receive the stockholder proposal at 17855 North Dallas Parkway, Suite 200, Dallas, Texas 75287 by February 16, 2001. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if any stockholder proposal intended to be presented at the 2001 annual meeting without inclusion in the Company's proxy statement for such meeting is received at the above address after May 2, 2001, then a proxy will have the ability to confer discretionary authority to vote on such proposal.

                                            By Order of the Board of Directors

                                            By:    /s/ GERALD R. LEONARD
                                              ----------------------------------
                                                      Gerald R. Leonard,
                                                 Chief Executive Officer and
                                                           President

                                   APPENDIX A

                                 PLAN AMENDMENT

                             AMENDMENT NO. 2 TO THE
                              AMENDED AND RESTATED
                          MERKERT AMERICAN CORPORATION
                      1998 STOCK OPTION AND INCENTIVE PLAN

     WHEREAS, the Board of Directors of Marketing Specialists Corporation (the "Company") has authorized an increase in the number of shares of the Company's common stock available for issuance under the Amended and Restated Merkert American Corporation 1998 Stock Option and Incentive Plan (the "Plan").

     ACCORDINGLY, the Company hereby amends the Plan as follows:

     The first sentence of Section 3(a) of the Plan is hereby amended to read in its entirety as follows:

     "The maximum number of shares of Stock reserved and available for issuance under the Plan (the "Maximum Share Number") shall be such aggregate number of shares of Stock as does not exceed the sum of (i) thirteen percent (13%) of the total number of shares of Stock outstanding on the date of this Amendment, plus
(ii) as of January 1, 2001 and each January 1 thereafter, thirteen percent (13%) of any net increase since the date of this Amendment in the total number of shares of Stock actually outstanding (subject to adjustment as provided in Section 3(b) hereof)."

     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment No. 2 as of May 15, 2000.

                                           MARKETING SPECIALISTS CORPORATION

                                           By:     /s/ TIMOTHY M. BYRD
                                             -----------------------------------
                                           Name: Timothy M. Byrd
                                           Title:  Chief Financial Officer

                                                                       MKG-PS-99

                       MARKETING SPECIALISTS CORPORATION

                     17855 North Dallas Parkway, Suite 200
                              Dallas, Texas 75287

                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 28, 2000


The undersigned stockholder of Marketing Specialists Corporation (the "Company") hereby appoints Gerald R. Leonard and Timothy M. Byrd, and either of them, with power of substitution and revocation, to represent and vote all the shares of Common Stock of the Company held of record by the undersigned at the 2000 Annual Meeting and any adjournment(s) as set forth below.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. UNMARKED PROXIES WILL BE VOTED IN FAVOR OF EACH OF THE MATTERS LISTED ON THE REVERSE SIDE. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN
ITEM (4). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement dated June 16, 2000 for the Annual Meeting of Stockholders.

-------------------------------------------------------------------------------
           PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?


---------------------------------         -------------------------------------

---------------------------------         -------------------------------------

---------------------------------         -------------------------------------

[  ] PLEASE MARK VOTES
     AS IN THIS EXAMPLE


-------------------------------------------------------------------------------

                       MARKETING SPECIALISTS CORPORATION

-------------------------------------------------------------------------------


Mark box at right if an address change or comment has been noted on     [ ]
the reverse side of this card.


1.  Election of Directors:

                                                       FOR ALL    WITH-  FOR ALL
                                                       NOMINEES   HOLD   EXCEPT

    (1) Ronald D. Pedersen    (5) Gerald R. Leonard
    (2) Timothy M. Byrd       (6) Edward P. Grace, III   [ ]      [ ]     [ ]
    (3) James A. Schlindwein  (7) John P. Rochon
    (4) Nick G. Bouras        (8) Michael J. Merriman

NOTE:     IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK
THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).


                                                      FOR     AGAINST    ABSTAIN

2.   Ratification of the appointment of Arthur        [ ]       [ ]        [ ]
     Andersen, LLP as independent accountants for 2000.

3.   Approval of amendment to the Company's Stock     [ ]       [ ]        [ ]
     Option Plan.

4.   Upon such other business as may properly come    [ ]       [ ]        [ ]
     before said meeting, or any adjournment(s) thereof.



     PLEASE BE SURE TO SIGN AND DATE THIS PROXY.       DATE
                                                            ------------------





     --------------------------------     ------------------------------------
     STOCKHOLDER SIGN HERE                CO-OWNER SIGN HERE



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